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                           WILMER, CUTLER & PICKERING
                               2445 M STREET, N.W.
                           WASHINGTON, D.C. 20037-1420

                                    ---------

                            TELEPHONE (202) 663-6000
                            FACSIMILE (202) 663-6363

                                 March 17, 2000

Metrocall, Inc.
6910 Richmond Highway
Alexandria, VA  22306

                  Re:      ProNet Inc. Pinnacle Resellers Program
                           Performance Award Agreement

Ladies and Gentlemen:

                  We have acted as counsel to Metrocall, Inc., a Delaware corporation (the "Company"), in connection with the preparation by the Company of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of 40,000 shares of common stock, $.01 par value per share (the "Shares"), of the Company issuable pursuant to the ProNet Inc. Pinnacle Resellers Program Performance Award Agreement , as amended (the "Agreement").

                  For purposes of this opinion, we have examined the following documents, as certified by the Assistant Secretary of the Company on March 17, 2000, as then being complete, accurate and in effect:

                  (1) A copy of the Agreement, effective as of December 15, 1995; and

                  (2) A copy of the Resolutions of the Board of Directors, approving the issuance of common stock of the Company as award stock under the Agreement.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have assumed the accuracy of the foregoing certifications, on which we are relying, and have made no independent investigation thereof.


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Metrocall, Inc.
March 17, 2000
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                  This opinion is limited to the laws of the United States and the general corporation law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an independent investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

                  Based upon, subject to, and limited by the foregoing, we are of the opinion that:

                  (1) the issuance of Shares in accordance with the terms of the Agreement has been lawfully and duly authorized; and

                  (2) when the Shares have been issued and delivered in accordance with the terms of the Agreement, the Shares will be legally issued, fully paid and nonassessable.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with the filing of the Form S-3, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Form S-3. Nothing herein shall be construed to cause us to be considered "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended.

                                        Sincerely,

                                        WILMER, CUTLER & PICKERING

                                        By:  /s/ Thomas W. White
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                                             Thomas W. White, a partner